STANDARD & POOR’S SAYS DOJ CIVIL LAWSUIT IS

UNJUSTIFIED AND WITHOUT LEGAL MERIT

New York, February 5, 2013 – Standard & Poor’s Rating Services (S&P), a subsidiary of The McGraw-Hill Companies, Inc. (NYSE: MHP), issued the following statement in response to the civil lawsuit filed last night by the United States Department of Justice (DOJ) and related state lawsuits regarding S&P ratings in 2007 on certain U.S. collateralized debt obligations (CDOs) and S&P’s rating models for residential mortgage backed securities (RMBS):

“The DOJ and some states have filed meritless civil lawsuits against S&P challenging some of our 2007 CDO ratings and the underlying RMBS models. Claims that we deliberately kept ratings high when we knew they should be lower are simply not true. We will vigorously defend S&P against these unwarranted claims. S&P has always been committed to serving the interests of investors and all market participants by providing independent opinions on creditworthiness based on available information. At all times, our ratings reflected our current best judgments about RMBS and the CDOs in question.  Unfortunately, S&P, like everyone else, did not predict the speed and severity of the coming crisis and how credit quality would ultimately be affected.

“Although we deeply regret that these 2007 CDO ratings did not perform as expected, 20/20 hindsight is no basis to take legal action against the good-faith opinions of professionals. The fact is that S&P’s ratings were based on the same subprime mortgage data available to the rest of the market – including U.S. Government officials who in 2007 publicly stated that problems in the subprime market appeared to be contained. Every CDO cited by the DOJ also independently received the same rating from another rating agency.

“There was robust internal debate within S&P about how a rapidly deteriorating housing market might affect the CDOs -- and we applied the collective judgment of our committee-based system in good faith. The email excerpts cherry picked by DOJ have been taken out of context, are contradicted by other evidence, and do not reflect our culture, integrity or how we do business.

“The DOJ omits important context about the emails it cites. For example, the email that says deals ‘could be structured by cows’ and be rated by S&P had nothing to do with RMBS or CDO ratings or any S&P model, and the analyst had her concerns addressed with the issuer before S&P issued any rating. The DOJ also cites the fact that S&P personnel discussed proposed rating criteria with market participants as evidence of wrongdoing although under certain recent regulations, S&P is required to do just that. When the full facts are revealed in court, it will be clear the emails and anecdotes being cited do not prove any wrongdoing.

“Like many other institutions, S&P has taken to heart the lessons learned from the financial crisis. In the past five years, we have spent approximately $400 million to reinforce the integrity, independence and performance of our ratings. We also brought in new leadership, instituted new governance and enhanced risk management. We have taken substantive actions to:

•	Strengthen independence from issuer influence: We further strengthened existing analytical independence, enhanced analyst training on issuer interactions and instituted a rotation program for analysts assigned to rate bonds from specific issuers of debt.

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•	Improve our methodologies: We revised the way we rate securities affected by the financial crisis and introduced more stringent criteria that, among other changes, set higher requirements to achieve AAA ratings.

•	Monitor global credit risks: We established Credit Conditions Committees around the world to identify and monitor risks to the interconnected global credit markets and created a coordinated risk perspective across the company.

•	Enhance regulatory compliance and analytical quality: We significantly increased staffing to strengthen analytical quality and ensure compliance with new government oversight and laws in the U.S., EU and elsewhere.”

For more information about S&P’s extensive improvements and the current regulatory framework governing rating agencies, please visit www.ratings.standardandpoors.com/changes.

About Standard & Poor's Ratings Services: Standard & Poor’s Ratings Services, part of The McGraw-Hill Companies (NYSE:MHP), is the world's leading provider of independent credit risk research and benchmarks. We publish more than a million credit ratings on debt issued by sovereign, municipal, corporate and financial sector entities. With over 1,400 credit analysts in 23 countries, and more than 150 years' experience of assessing credit risk, we offer a unique combination of global coverage and local insight. Our research and opinions about relative credit risk provide market participants with information and independent benchmarks that help to support the growth of transparent, liquid debt markets worldwide.

Additional information is available at http://www.standardandpoors.com/

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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Release issued: February 5, 2013

Contact:

Catherine Mathis

Senior Vice President, Marketing & Communications

(212) 512-2578
catherine_mathis@standardandpoors.com

Chip Merritt
Vice President, Investor Relations
(212) 512-4321
chip_merritt@mcgraw-hill.com

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